Exhibit 99.1

Headline: Atkore Inc. Announces Acquisition of Four Star Industries

Harvey, Illinois, December 21, 2021/Business Wire/ -- Atkore Inc. (“Atkore”), today announced the acquisition of the assets of Four Star Industries, a manufacturer of ½” – 6” High Density Polyethylene (HDPE) conduit, primarily serving the telecommunications, utility, infrastructure and datacom markets (www.fourstarind.com).

“The acquisition of Four Star Industries meaningfully expands Atkore’s product portfolio and enables us to serve growing markets such as broadband and renewable energy,” commented John Pregenzer, President of Atkore’s Electrical business. “With this acquisition, Atkore continues to improve our position to support the recent infrastructure legislation by delivering solutions to meet nationwide investments.”

Four Star Industries is headquartered in Allendale, South Carolina with approximately 30 employees. It will continue operating at its current location. Terms of the sale are undisclosed.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world.
With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions.

To learn more, please visit at www.atkore.com.